Exhibit 99.2

Global Defense & National Security Systems, Inc. Announces

Closing of Initial Public Offering and Full Exercise of Over-Allotment Option

NEW YORK, October 29, 2013

Global Defense & National Security Systems, Inc. (the "Company") (NASDAQ: GDEF), a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business in the U.S. defense and national security sectors, today announced the closing of its initial public offering of 6,900,000 shares of common stock, including 900,000 shares issued upon the exercise in full of the over-allotment option granted to the underwriters. The offering was priced at $10.00 per share, resulting in gross proceeds of $69,000,000.

The Company's shares of common stock began trading on the NASDAQ Capital Market under the ticker symbol GDEF on October 24, 2013. Cowen and Company, LLC acted as bookrunning manager of the offering, and Maxim Group LLC and I-Bankers Securities, Inc. acted as co-managers of the offering.

The Company has deposited $72,795,000, or $10.55 per share, into a trust account maintained by American Stock Transfer & Trust Company LLC acting as the trustee. The funds will not be released from the trust account except under certain limited circumstances as described in the prospectus relating to the offering.

A registration statement relating to the shares of common stock was declared effective by the Securities and Exchange Commission on October 24, 2013. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these shares in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from Cowen and Company LLC at c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: (631) 274-2806, Fax: (631) 254-7140.

Media contacts:

Dale R. Davis, President & CEO, Global Defense & National Security Systems, Inc.

T: (202) 800-4333

E: dale.davis@globalgroup.com

Tim Matthews, Director of Communications, Global Strategies Group

T: +44 7979 363 701

E: tim.matthews@globalgroup.com